Exhibit 10.5

CONFIDENTIAL MATERIAL OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

AMENDMENT TO LICENSE AGREEMENT

This Amendment Agreement is made and entered into as of September 1, 2000, by and between Temple University — Of The Commonwealth System of Higher Education (“TEMPLE”) and Onconova Therapeutics Inc. (“ONCONOVA”).

WHEREAS, TEMPLE and ONCONOVA are parties to that certain License Agreement dated and effective January 1, 1999 pertaining to aryl sulfone compounds (the “LICENSE”);

WHEREAS, the parties desire to amend the LICENSE in accordance with Paragraph 13.3 thereof;

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound, the parties hereby agree to amend the LICENSE, as follows:

1.                                      The following sentence shall be added at the end of Paragraph 1.8:

“However, except where the sublicensee is the end-user of LICENSED PRODUCT, any SALE by COMPANY to a sublicensee shall be excluded from the computation of NET SALES, but any subsequent SALE by the sublicensee shall be included in the computation of NET SALES.”

2.                                      In Paragraph 4.1, “**” shall be replaced with “**”.

3.                                      Paragraph 4.5 shall be replaced in its entirety with:

“4.5                         In further consideration of the license granted to COMPANY under the terms of this License Agreement, COMPANY shall pay to TEMPLE ** of any consideration in any form, including but not limited to cash and equity, which COMPANY receives from any sublicensee to secure or maintain the sublicense, including but not limited to sublicense fees, sublicense maintenance fees, milestone payments and minimum royalties, provided, however, that such consideration shall not include (i) earned royalties on NET SALES of LICENSED PRODUCT by sublicensee, (ii) any payments to COMPANY for research and development activities, or (iii) proceeds, whether as part of a sublicensing arrangement or otherwise, from an equity or debt investment in COMPANY made by a third party, which is negotiated in good faith as an arms-length transaction that reflects only the fair market value of such investment.  COMPANY may credit cash payments made to TEMPLE during any calendar year pursuant to this Paragraph 4.5 against any payments due to TEMPLE pursuant to Paragraph 4.4 in the same calendar year.”

4.                                      Except as expressly set forth above, all terms and conditions of the LICENSE shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties have caused this License Agreement to be executed by their duly authorized representatives as of the date first above written.

For Temple University — Of The Commonwealth System of Higher Education:

By:	/s/ Martin S. Dorph	Date: 11/13/2000
Martin S. Dorph
Vice President, Chief Financial Officer and Treasurer

For Onconova Therapeutics, Inc.:

By:	/s/ Ramesh Kumar	Date: 11/29/2000
Ramesh Kumar
President